EXHIBIT 11 - STATEMENT  RE:  COMPUTATION  OF PER SHARE EARNINGS

(Unaudited)
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                                          Three Months Ended          Nine Months Ended           Twelve Months Ended
                                           November 1   November 2     November 1   November 2     November 1   November 2
                                              1997         1996           1997         1996           1997         1996

Average shares outstanding                 110,868,597  113,573,347    111,563,599  113,451,037    112,066,580  113,350,655
Net effect of dilutive stock options based
    on the treasury stock method using
    average market price                     1,246,774      431,623        696,448      602,257        577,118      479,241

Total                                      112,115,371  114,004,970    112,260,047  114,053,294    112,643,698  113,829,896




Net Income                                 $44,347,000  $31,618,000   $146,947,000 $127,545,000   $258,023,000 $156,691,000
Less preferred dividends                        (5,500)      (5,500)       (16,500)     (16,500)       (22,000)     (22,000)

Net income available to common shares      $44,341,500  $31,612,500   $146,930,500 $127,528,500   $258,001,000 $156,669,000


Per share                                        $0.40        $0.28          $1.31        $1.12          $2.29        $1.38



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